Exhibit 99.1

Connecture Announces Planned CFO Transition

BROOKFIELD, Wis. — December 15, 2016 — Connecture, Inc. (Nasdaq: CNXR) (the “Company”), a provider of web-based information systems used to create health insurance marketplaces, today announced that James P. Purko, Chief Financial Officer, will be leaving the Company at the end of the year to pursue other business opportunities. Mr. Purko will continue to serve as the Company’s chief financial officer through December 31, 2016.

The Company has commenced a search for a successor chief financial officer.

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual's preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture's customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture's solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Media Contact:

Matt Schlossberg

Amendola Communications

mschlossberg@acmarketingpr.com

Phone: 630-935-9136

Source: Connecture